Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Lorna Nagler
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS APPOINTS MICHAEL LYFTOGT AS INTERIM CFO

Minneapolis, MN, December 3, 2008 – Christopher & Banks Corporation (NYSE: CBK) announced today the appointment of Michael Lyftogt as Interim Chief Financial Officer. Mr. Lyftogt replaces Andrew Moller, who has resigned as Chief Financial Officer (“CFO”) of the Company for personal reasons. The Company is commencing a search for a permanent Chief Financial Officer.

Mr. Lyftogt has been with the Company since March 1998. He currently serves as Vice President, Finance, a position he has held since February 2006 and a position he will continue to hold while serving as Interim CFO.

Ms. Lorna Nagler, President and Chief Executive Officer, said, “Mike Lyftogt’s experience in the Company’s finance and accounting functions make him the logical choice for Interim CFO. I am confident in Mike’s ability to perform in this role as we search for a permanent CFO.”

Commenting on Mr. Moller’s resignation, Ms. Nagler said, “Mr. Moller’s resignation was prompted by personal reasons. On behalf of the Company and the Board of Directors, I want to thank Andy for his contributions and commitment to the Company since he joined us in September 1992 and we wish Andy all the best.”

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of December 1, 2008, the Company operates 821 stores in 46 states consisting of 553 Christopher & Banks stores and 268 stores in their plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the statement that the Company is commencing a search for a permanent CFO. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are urged to carefully consider all such factors.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume or undertake any obligation to update or revise any forward-looking statement at any time for any reason.

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